EXHIBIT 10.2

                                ROYALTY AGREEMENT


         THIS AGREEMENT is made and entered into as of this 23rd day of December, 2002 (the "Effective Date"), by and between Insignia Systems, Inc., a Minnesota corporation (the "Company"), and Paul A. Richards, Inc., a New York corporation ("Richards").

                                    RECITALS

         The Company has purchased from Richards substantially all of its assets, relating to the ValuStix(R) system, which is comprised of a patent application, service marks and related equipment, supplies and methods, for the affixing of coupons and other promotional materials to retail products (collectively referred to, together with modifications and enhancements, as "ValuStix"). The parties wish to enter into an agreement whereby the Company shall pay Richards a royalty on future sales by the Company of ValuStix.

                                    AGREEMENT

         1. ROYALTY PAYMENTS. The Company shall pay Richards a royalty on any "net sales" of ValuStix for which the Company receives a binding purchase order during the 60 months following the Effective Date. "Net sales" are defined as revenues or other consideration actually received, minus commissions, arms-length revenue sharing payments to retailers up to 15 percent, reasonable discounts and allowances, rebates, returns, shipping and sales taxes.
         For each 12-month period beginning with the Effective Date or an anniversary of the Effective Date ("contract year"), royalties shall be paid at the following rates:


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                                                                    EXHIBIT 10.2



         Annual Net Sales                            Royalty Rate
         ----------------                            ------------

         $0 to $4,000,000                                 0%
         $4,000,001 to $6,000,000                         5%
         $6,000,001 to $10,000,000                       10%
         $10,000,001 to $15,000,000                      12.5%
         $15,000,001 and above                           15%

         The rate payable for net sales will be for annual amounts in excess of $4,000,000 and sales shall revert to zero at the beginning of each contract year. The royalty rate for each specific tier shall not be applied to any sales below that specific tier level. For example, if annual net sales are $7,500,000 the royalty earned that year would be $250,000 which consists of (a) no royalty on the initial $4,000,000, (b) royalty of $100,000 related to the net sales from $4,000,000 to $6,000,000 ($2,000,000 at 5%) and (c) royalty of $150,000 for the sales in excess of $6,000,000 ($1,500,000 at 10%). If total royalties reach $15,000,000 at any time during the 60 months, each of the percentages in the above table shall be reduced by 50 percent of such percentage for the remainder of the 60-month period.
         Royalties shall be payable quarterly, within 15 days after the end of each quarter. The Company shall keep accurate records of ValuStix sales, and each royalty payment shall include a statement showing total net sales during the most recent quarter and total net sales year-to-date. Richards shall have the right, at its own expense, and not more than twice in any contract year, to have an independent accountant examine the books and records of the Company to verify the payment of royalties. If the examination reveals that the Company has underpaid Richards by more than five percent during any quarterly period, the Company shall pay the cost of the examination. The Company shall



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                                                                    EXHIBIT 10.2



be liable for costs of collection, including reasonable attorney's fees, and interest at the rate of 1.5 percent per month, on any late payment.
         2. RIGHT OF OFFSET. The Company may reduce any amount payable to Richards under this Agreement by any amount payable to the Company by Richards under the indemnification provisions contained in the Asset Purchase Agreement dated December 23, 2002, among the Company, Paul A. Richards and Richards. If the Company elects to exercise its right of offset under this paragraph, it shall deposit in an interest-bearing escrow account with Wells Fargo Bank, N.A., the amount it claims that is payable to it under said indemnification provision. The amount shall remain in the escrow until the Company's claim is resolved by agreement between the parties or final, nonappealable court order, when it shall then be distributed in accordance with the agreement between the parties or court order. The expenses of the escrow agent shall be paid first from the earnings on the escrow account and then equally by the parties. Any excess interest after the payment of expenses shall be allocated between the parties in the same ratio as the allocation of the principal amount.
         3. OPTION TO PURCHASE. If the Company, at any time during the 60-month period after the Effective Date, decides to discontinue selling ValuStix, but not including a sale or other transfer, the Company shall promptly give Richards a written notice describing the proposed action. If the Company receives gross revenues from ValuStix in calendar year 2004, 2005, 2006 or 2007, of $1,000,000 or less in any such year, the Company shall give Richards written notice of that fact within 60 days after the end of such year. In either case, Richards shall then have the option to purchase from the Company any assets of the Company dedicated exclusively to ValuStix (the "ValuStix


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                                                                    EXHIBIT 10.2



Assets") for their appraised value in accordance with this Section 3. Within 15 days after its receipt of the Company's notice, Richards shall give the Company a written notice stating whether Richards elects to exercise the option. If Richards elects to exercise the option, then each party shall select an independent qualified appraiser to calculate an appraised value within 30 days of the receipt by the Company of Richards' notice. The Company shall cooperate with both appraisers, subject to their agreement to keep any information they receive strictly confidential. Each party shall immediately give a copy of its appraisal to the other party upon completion. If the two appraisals differ by less than 10%, the average of the two appraisals shall be the price at which Richards may purchase the ValuStix Assets. If the two appraisals differ by more than 10%, the two appraisers shall select a third independent qualified appraiser to determine the appraised value. If they cannot agree, an appraiser shall be selected by an arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The third appraiser shall complete his appraisal within 30 days after being appointed. After the price has been determined, Richards shall have a period of 15 days to decide whether it wishes to purchase the ValuStix Assets for the appraised value. If it elects to exercise the option and purchase the ValuStix Assets, a closing shall be held within 15 days thereafter at which Richards shall pay the Company the appraised value in cash, and in which the Company shall transfer all of the ValuStix Assets to Richards, including the RayPress Corporation agreement, free and clear of all claims, liens, and encumbrances. If Richards elects not to exercise its option, or fails to complete the closing after exercising its option (through no fault of the Company), the option shall automatically expire.


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                                                                    EXHIBIT 10.2



         4. ASSIGNMENT. The Company may assign this Agreement at any time, provided the assignee expressly agrees to assume and perform all of the obligations of the Company herein, and further provided that the Company shall remain liable for the performance of this Agreement unless the assignee has shareholders' equity or net worth of $5,000,000 or more at the time of assignment. Richards may assign this Agreement to Paul A. Richards, and Richards or Paul A. Richards may also assign the provisions of Section 1 to Richards' heirs and representatives after his death. Subject to the foregoing, this Agreement is binding upon, and shall inure to the benefit of, the successors and assigns of the parties.
         Any separate sale by the Company of ValuStix, which is not part of a merger or a sale by the Company of all or substantially all of its assets, shall require the prior consent of Richards, which shall not be unreasonably withheld or delayed. Any sale of ValuStix by the Company, including a sale that is part of a merger or sale by the Company of all or substantially all of its assets, shall include an assignment of this Agreement and Paul A. Richards' Employment Agreement with the Company.
         5. MISCELLANEOUS. This Agreement shall be interpreted in accordance with Minnesota law. This Agreement constitutes the entire agreement between the parties on the subject matter hereof, superseding any and all prior oral or written agreements. This Agreement can only be amended in a written document, signed by both parties. This Agreement is binding upon, and shall inure to the benefit of, the successors and assigns of the parties.


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                                                                    EXHIBIT 10.2



         6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same Agreement.

         IN WITNESS WHEREOF, the parties have caused the execution of this Agreement as of the day and year first above written.

                                       INSIGNIA SYSTEMS, INC.


                                       By: /s/ Scott F. Drill
                                          --------------------------------------
                                           Scott F. Drill, CEO

                                       PAUL A. RICHARDS, INC.


                                       By: /s/ Paul A. Richards
                                          --------------------------------------
                                           Paul A. Richards, President and CEO